UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

September 17, 2013

INGRAM MICRO INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 E. St. Andrew Place

Santa Ana, CA 92705

(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Directors.

On September 17, 2013, Paul Read resigned from the Board of Directors (the “Board”) of Ingram Micro Inc. (“Ingram Micro”), effective immediately. Mr. Read submitted his resignation in connection with his new role as President and Chief Operating Officer of Ingram Micro, as described below.

(c) Appointment of Certain Officers.

On September 17, 2013, Paul Read was appointed President and Chief Operating Officer of Ingram Micro, effective September 30, 2013. In connection with Mr. Read’s appointment, Alain Monié will remain Chief Executive Officer and Bill Humes will remain Chief Financial Officer.

Mr. Read, age 47, served as a director of Ingram Micro from September 2012 to September 17, 2013. Until June 2013, he was Chief Financial Officer and Executive Vice President of Flextronics, a $30 billion, industry-leading, Fortune Global 500 electronics manufacturing services provider with more than 200,000 employees and operations in 30 countries. Prior to being named Chief Financial Officer of Flextronics in June 2008, Mr. Read was Executive Vice President of Finance for Flextronics’ worldwide operations. Mr. Read’s experience at Flextronics included important operational roles such as serving as the lead executive responsible for the integration of the Solectron acquisition. Prior to joining Flextronics in 1995, he held various senior financial positions in the United Kingdom with Allied Steel and Wire, STI Telecommunications and Associated British Foods. Mr. Read graduated from the University of Wales as a qualified Chartered Management Accountant.

Pursuant to the terms of Mr. Read’s at-will offer letter with Ingram Micro, he will receive an annual base salary of $700,000. Mr. Read will be eligible to participate in Ingram Micro’s 2013 Annual Executive Incentive Award Program (“EIAP”) with a target incentive award of 100% of his base salary. Ingram Micro will guarantee a minimum payment of 100% of Mr. Read’s target incentive award for the 2013 EIAP year (prorated from his start date), provided that Mr. Read is still employed through the EIAP year-end. Under Ingram Micro’s 2013 long-term incentive award programs, Mr. Read will receive 111,928 performance-based restricted stock units. In addition, Mr. Read will receive a grant of time-vesting restricted stock units that represent the right to receive shares of Ingram Micro stock worth approximately $250,000 on the grant date and will vest on the first anniversary of the grant date, subject to continued employment. Mr. Read will receive a sign-on bonus in the amount of $360,000, of which $180,000 is payable with Mr. Read’s first regular paycheck, and $180,000 is payable six months thereafter. If, at any time prior to the first anniversary of Mr. Read’s first date of employment with Ingram Micro, Mr. Read voluntarily terminates his employment with Ingram Micro or Ingram Micro terminates Mr. Read’s employment for cause, Mr. Read must repay the amount of his sign-on bonus that he had received to that date. Furthermore, if, at any time between the first and second anniversary of Mr. Read’s employment with Ingram Micro, he voluntarily terminates his employment with Ingram Micro or Ingram Micro terminates his employment for cause, Mr. Read must repay 50% of the sign-on bonus.

(d) Election of Directors.

On September 18, 2013, the Board elected Wade Oosterman as a director of Ingram Micro to fill the vacancy created by Mr. Read’s resignation, effective immediately, for a term expiring at the 2014 Annual Meeting of Shareholders. Mr. Oosterman will serve on the Governance Committee and the IT Committee of the Board.

For his service as a non-executive director, Mr. Oosterman will receive compensation pursuant to Ingram Micro’s Amended and Restated Compensation Policy for Members of the Board of Directors (the “Policy”), filed as Exhibit 10.1 hereto and incorporated by reference herein, prorated for the number of months of his service on the Board during 2013.

Item 8.01 Other Events.

Also on September 17, 2013, the Board approved an amendment to the Policy establishing the compensation policy for a non-executive director serving as Chair of Ingram Micro’s recently constituted IT Committee of the Board. The amendment to the Policy provides that the Chair of the IT Committee may select an annual cash retainer in an amount of at least $20,000 and not to exceed $100,000, subject to an additional $5,000 if the director is also a member of the Audit Committee. The aggregate amount of the annual cash retainer and the value of the annual equity-based compensation selected by the Chair of the IT Committee may not exceed $230,000, subject to an extra $5,000 if the director is also a member of the Audit Committee.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Compensation Policy for Members of the Board of Directors, as amended September 17, 2013

99.1	Press Release, dated September 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President, Secretary
and General Counsel

Date: September 19, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Compensation Policy for Members of the Board of Directors, as amended September 17, 2013

99.1	Press Release, dated September 19, 2013

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